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                   [LETTERHEAD OF THE WALLACH COMPANY, INC.]




PERSONAL AND CONFIDENTIAL


April 9, 1998


The Board of Directors
First Colorado Bancorp, Inc.
215 S. Wadsworth
Lakewood, CO

Re: Proxy Statement-Prospectus of First Colorado Bancorp, Inc. and Commerical Federal Corporation

Members of the Board:

     Reference is made to our opinion letter dated the date of the above-mentioned Proxy Statement-Prospectus with respect to the fairness to the holders of the outstanding shares of stock of First Colorado Bancorp, Inc. ("First Colorado") of the Exchange Ratio (as defined in the Reorganization and Merger Agreement) in the proposed merger (the "Merger") of First Colorado with Commercial Federal Corporation ("Commercial") pursuant to the Reorganization and Merger Agreement dated as of March 8, 1998 by and between First Colorado and Commercial.

     We hereby consent to the inclusion of such opinion in the above-mentioned Proxy Statement-Prospectus and to the reference to the opinions of our firm dated March 8, 1998 and dated the date of the above-mentioned Proxy Statement-Prospectus under the captions "SUMMARY-Opinion of Financial Advisors, "THE MERGER-Reasons for the Merger and Recommendations of the Boards of Directors" and "THE MERGER-Opinion of Financial Advisors," "THE MERGER-Reasons for the Merger and Recommendations of the Boards of Directors" and "THE MERGER-Opinion of First Colorado's Financial Advisor" in the above-mentioned Proxy Statement-Prospectus.

                                        Very truly yours,

                                        /s/ The Wallach Company, Inc.

                                        The Wallach Company, Inc.